Exhibit 99.1

Manatron Announces 2002 Fiscal Fourth Quarter and Year End Financial
Results

FOR IMMEDIATE RELEASE

CONTACT:
Paul Sylvester, President and CEO Manatron, Inc. (616) 567-2900 paul.sylvester@manatron.com	or	Matthew Hayden, President Hayden Communications, Inc. (843) 272-4653 matt@haydenir.com

»	FISCAL YEAR NET INCOME INCREASED BY $1.2 MILLION

»	FISCAL YEAR EBITDA INCREASED 94% TO $2.9 MILLION

»	CASH FLOW FROM OPERATIONS INCREASED BY $12.7 MILLION

»	SOFTWARE SYSTEMS AND SERVICES REVENUE INCREASED BY APPROXIMATELY 18%

»	BANK BORROWINGS OF $3.6 MILLION AT APRIL 30, 2001, WERE FULLY REPAID DURING THE YEAR

KALAMAZOO, MI--(BUSINESS WIRE)--July 17, 2002--Manatron, Inc. (NASDAQ:MANA) a leading provider of web-based and client/server application software products and services for county, city, and township governments today announced its fourth quarter and year end results for fiscal 2002, which ended on April 30th.

Revenues for the fourth quarter and fiscal year were essentially unchanged at approximately $11.4 and $41.1 million, respectively. However, net income increased 279% for the quarter and 124% for the year. Net income for the fourth quarter was $151,223, or $.04 per diluted share, versus net income of $39,863, or $.01 per diluted share for the comparable prior year period. Fiscal 2002 net income was $227,714 or $.06 per diluted share compared to a net loss of $940,630 or $.27 per diluted share for fiscal 2001. In addition, EBITDA for the year increased 94% to $2,880,783 or $.75 per diluted share compared to $1,484,640 or $.43 per diluted share for fiscal 2001.

Other financial highlights for fiscal 2002, include an $8.5 million positive swing in the Company's net cash position. As of April 30, 2002, the Company had $5.6 million in cash and equivalents and no bank debt, versus approximately $700,000 in cash and equivalents and $3.6 million of bank debt on April 30, 2001. In addition, the Company's total assets increased by 7.7% to $27.9 million and shareholders' equity grew to approximately $12.4 million, resulting in a book value of $3.11 per share.

Manatron President and CEO Paul Sylvester stated, "We are pleased with these positive results for fiscal 2002, as we continue to take the necessary initiatives to position Manatron as the leading provider of fully integrated property tax and appraisal systems and services for local government. Our continued significant investment of capital over the past three years in product development has allowed the Company to increase revenues from software systems and services by approximately 18%. For fiscal 2002, the Company spent over $6 million in product development. Unfortunately, the increase in software systems and services was offset by a downturn in our appraisal service business, which we believe will pick up by the end of fiscal 2003.

By strengthening our relationship with Unisys during the past year, and by rolling out our new MVP Products in Florida, Indiana, and Ohio, our Company was able to return to profitability. Further, we were able to report positive year over year comparisons, at a time where many others in the technology sector were unable to do so. In addition, we focused on collecting past due receivables, received a $935,000 federal income tax refund, and have continued to collect significant payments on contracts in process, which has further solidified our balance sheet and helped us to increase our working capital by 62% to $4.3 million. Finally, we have established our strategic initiatives for the next five years and will focus our resources on the higher return opportunities to further improve our financial performance in fiscal 2003."

Significant contracts signed during our fiscal year include:

•

Over $10 million in new contracts in the state of Florida, including the counties of Broward, Lake, Okaloosa, Sarasota, Alachua, Citrus, Escambia, Hendry, Columbia, Monroe, Santa Rosa, St. Johns, and Sumter. The majority of these contracts were for the Company's property tax billing and collection software MVP Tax Manager.

•

A $5.3 million contract for our MVP Tax and PropertyMax software with Ohio's Cuyahoga County, the largest county in the state with approximately 1.4 million residents. This was the largest software contract in Manatron's history and marked a shift in government from internally developing software to purchasing packaged products, a trend the Company believes will continue to gain momentum.

•	A $2 million contract with Alabama's Jefferson County for the MVP Tax Manager product.

Other material events during the year include the April 11th dismissal of the lawsuit with Allegheny County, Pennsylvania, which has allowed the Company to focus more attention and efforts on its strategic initiatives. Also, in April the Company announced that Hayden Communications, Inc. was selected as its new investor relations firm and that it would be undertaking a more aggressive shareholder awareness campaign.

About Manatron, Inc.

Manatron, Inc. designs, develops, markets and supports a family of web-based and client/server application software products for county, city and township government. Manatron's products support the back-office processes for these government agencies and also facilitate the "Virtual Courthouse" by providing Internet access to information for industry professionals and the public or by processing transactions over the Internet such as the payment of property taxes. Manatron provides mass appraisal services, through its Sabre Appraisal Division, assessing residential, commercial and other types of properties to ensure updated and equitable property valuations. Manatron currently operates out of regional offices in Michigan, Illinois, Indiana, Ohio, Pennsylvania, Florida, and North Carolina and serves approximately 1,600 customers in 31 states and three Canadian provinces. Information about Manatron, Inc. is available at the Company's site on the World Wide Web at http://www.manatron.com.

Safe Harbor Statement: The information provided in this news release may include forward-looking statements relating to future events, such as the development of new products, the commencement of production, or the future financial performance of the Companies. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the rate of growth of the local government appraisal industry, increased competition in the industry, delays in developing and commercializing new products, adequacy of financing and other factors described in the Companies' most recent annual reports on Form 10-Ks filed with the Securities and Exchange Commission, which can be reviewed at http://www.sec.gov.

-Tables Follow-

MANATRON, INC. AND SUBSIDIARY

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

	Three Months Ended April 30,		Year Ended April 30,
	2002	2001	2002	2001
Net Revenues	$11,424,743	$11,412,226	$41,131,718	$41,126,586

Cost of Revenues	6,987,375	7,291,356	25,799,035	27,649,284

Gross Profit	4,437,368	4,120,870	15,332,683	13,477,302

Selling, General & Admin. Expenses	4,089,952	3,736,722	14,729,624	14,338,249

Operating Income (Loss)	347,416	384,148	603,059	(860,947)

Other Income (Expense), Net	33,807	(48,285)	54,655	(253,683)

Pretax Income (Loss)	381,223	335,863	657,714	(1,114,630)

Federal Income Tax Expense (Credit)	230,000	296,000	430,000	(174,000)

Net Income (Loss)	$151,223	$39,863	$227,714	$(940,630)

Basic Earnings (Loss) Per Share	$0.04	$0.01	$0.06	$(0.27)

Diluted Earnings (Loss) Per Share	$0.04	$0.01	$0.06	$(0.27)

Basic Weighted Average Shares	3,680,722	3,519,221	3,613,769	3,490,800

Diluted Weighted Average Shares	3,887,219	3,623,833	3,819,153	3,490,800

BALANCE SHEET HIGHLIGHTS

As of April 30, 2002

Current Assets	$19,710,797	Current Liabilities	$15,428,006

Net Property & Equipment	2,467,244	Deferred Income Taxes	--

Other Assets	5,673,231	Shareholders' Equity	12,423,266

Total Assets	$27,851,272	Total Liabilities and Equity	$27,851,272

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